UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): October 11, 2007

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of FreeMarkets Plan

On October 11, 2007, the Compensation Committee of the Board of Directors of Ariba, Inc. (“Ariba”) amended and restated the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan (the “Plan”). Ariba assumed the Plan in connection with its acquisition of FreeMarkets, Inc. on July 1, 2004. Ariba continues to make equity grants under the Plan to employees, consultants and advisers (including executive officers) who were not employed by Ariba at the time of the acquisition. Prior to the amendment, the Plan only provided for the grant of options to purchase shares of Ariba’s Common Stock and restricted shares of Ariba’s Common Stock. As a result of the amendment, the Plan also permits the grant of stock units representing the equivalent of shares of Ariba’s Common Stock.

The Plan was originally adopted by FreeMarkets, Inc. in 1998 and was amended from time to time thereafter. The Plan is administered by Ariba’s Board of Directors or the Board’s Compensation Committee. As of October 11, 2007, 7,523,764 shares of Ariba’s Common Stock remain available for grants under the Plan. Shares subject to options that expire without having been exercised, as well as restricted shares and stock units that are forfeited, are returned to the reserve available for future grants. No participant may receive grants with respect to more than 1,090,333 shares per calendar year. Options granted under the Plan have an exercise price equal to or greater than the fair market value of Ariba’s Common Stock on the date of grant. The term of options cannot exceed 10 years. The remaining terms of option grants, and the terms of restricted stock or stock unit grants, are determined by Ariba’s Board of Directors or its Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: October 16, 2007	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer